Exhibit 99.4

[FORM OF NOTICE TO BENEFICIAL STOCKHOLDERS OF COMMON STOCK]

HOPTO, INC.

NOTICE TO CLIENTS OF STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Up to 8,666,667 Shares of Common Stock Issuable Upon Exercise of Non-Transferable Rights

Enclosed for your consideration is a prospectus, dated February [●], 2020 (the “Prospectus”), relating to the offering by hopTo, Inc. (the “Company”) of non-transferable rights to subscribe for shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), by stockholders and warrant holders of record (“Right Holders”), in each case, as of 5:00 p.m., New York City time, on 2020            (the “Record Date”).

As described in the Prospectus, Rights Holders will receive one right for each share of Common Stock or for each share of Common Stock underlying each warrant, in each case, owned on the Record Date to purchase 0.83 shares of Common Stock at the subscription price of $0.30 per whole share of Common Stock (the “Basic Subscription Privilege” or the “Rights”). The rights offering does not include an over-subscription privilege, and Rights Holders who fully exercise their Basic Subscription Privilege will not be entitled to exercise an over-subscription privilege to purchase additional shares of Common Stock that may remain unsubscribed as a result of any unexercised Rights in the offering.

The Rights may be exercised by the holders thereof at any time during the subscription period, which commences on               2020 and ends at 5:00 p.m., New York City time, on           2020, unless extended by the Company (as it may be extended, the “Expiration Date”). The Rights are non-transferable and will not be listed for trading on any securities exchange or automated quotation system.

Holders are not required to exercise any or all of their respective subscription rights.

Rights may only be exercised for whole numbers of shares; no fractional shares of Common Stock will be issued in this offering.

The Rights will be evidenced by subscription certificates (the “Subscription Certificates”).

Enclosed are copies of the following documents:

1.	Prospectus, dated February [●], 2020; and

2.	Beneficial Owner Election Form.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY ONLY BE MADE BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise any Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Rights on your behalf in accordance with the provisions of the offering. The offering will expire at 5:00 p.m., New York City time, on the Expiration Date. You will have no right to rescind your subscription after receipt of your payment of the subscription price or Notice of Guaranteed Delivery, except as described in the Prospectus. Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

If you wish to have us, on your behalf, exercise your Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form included with this letter.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE SUBSCRIPTION AND INFORMATION AGENT AT 888-789-8409 OR BY EMAIL AT SHAREHOLDER@BROADRIDGE.COM.